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                            [GREEN TREE LETTERHEAD]

                                 NEWS RELEASE


FOR IMMEDIATE RELEASE                             CONTACT: John A. Dolphin
                                                           Vice President
                                                           (612) 293-3400


                 GREEN TREE FINANCIAL ANNOUNCES CLOSING OF NEW
                       COMMITTED FINANCING ARRANGEMENTS

     SAINT PAUL, MINN., February 18, 1998 -- Green Tree Financial Corporation (NYSE: GNT) today announced that it has fully executed new agreements that have restructured its committed financing arrangements. The company announced that it has closed on a $500 million, two-year committed facility with an affiliate of Lehman Brothers Holdings, Inc. The new secured facility will be used for general corporate purposes, including the financing of existing and future residual interests created from Green Tree's broadly diversified securitization programs.

     The company also said that it has executed certain amendments and waivers to its two unsecured revolving lines of credit with banks. The committed facilities, a $750 million three-year facility and a $750 million 364-day facility, have each been reduced to $375 million and now total $750 million, reflecting Green Tree's substantial curtailment of its commercial paper issuance and the fact that these credit facilities had been used primarily to support a larger commercial paper program. The company continues to finance its overall loan inventory position through a number of arrangements in addition to these committed facilities, including $3.3 billion in master repurchase agreements with a variety of investment banking firms, two third-party financing conduits, and through general corporate resources.

     Green Tree Financial Corporation is a leading diversified financial services company with nationwide operations serving customers in the consumer finance, commercial finance and insurance markets. With managed finance receivables of $28 billion, Green Tree is one of the largest multi-line finance companies in the United States. Founded in 1975, Green Tree has 5,700 employees at 200 company locations that work with over 20,000 retail dealers across the country as well as directly with consumers.

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